Exhibit 7.1

( 1 of 2)

PETROLEOS MEXICANOS, SUBSIDIARY ENTITIES AND SUBSIDIARY COMPANIES

Computation of ratio of earnings to fixed charges

(Thousand of constant pesos as of December 31, 2005)

	2005		2004		2003		2002		2001
Mexican GAAP

Fixed Charges(1):
Interest capitalized in fixed assets	Ps.	5,132,219	Ps.	4,484,570	Ps.	7,876,482	Ps.	5,943,752	Ps.	4,515,096
Interest in the specific reserve for exploration and depletion						20,697		54,392		103,398
Interest expense		52,930,496		32,823,197		25,529,698		22,795,188		19,330,691

Total interest cost		58,062,715		37,307,767		33,426,877		28,793,332		23,949,185
Total Fixed Charges		58,062,715		37,307,767		33,426,877		28,793,332		23,949,185

Earnings after IEPS taxes and Hydrocarbon Extraction duties		(76,282,350)		(26,345,302)		(44,178,998)		(26,711,132)		(33,039,032)

Fixed Charges(1):
Interest cost (net of amounts capitalized)		52,930,496		32,823,197		25,529,698		22,795,188		19,330,691

Total Fixed Charges (net of amounts capitalized)		52,930,496		32,823,197		25,529,698		22,795,188		19,330,691

Earnings after taxes and duties plus fixed charges (net of amounts capitalized)		(23,351,854)		6,477,895		(18,649,300)		(3,915,944)		(13,708,341)

Amount by which fixed charges exceed earnings	Ps.	81,414,569	Ps.	30,829,872	Ps.	52,076,177	Ps.	32,709,276	Ps.	37,657,526

(1)	These figures do not include rental expense.

Exhibit 7.1

( 2 of 2)

PETROLEOS MEXICANOS SUBSIDIARY ENTITIES AND SUBSIDIARY COMPANIES

Computation of ratio of earnings to fixed charges

(Thousand of constant pesos as of December 31, 2005)

	2005		2004		2003		2002		2001
U.S. GAAP

Fixed Charges(1):
Interest capitalized in fixed assets	Ps.	5,855,586	Ps.	5,402,477	Ps.	8,646,369	Ps.	6,521,981	Ps.	6,210,766
Interest expense		52,207,129		31,905,290		24,780,508		22,271,352		17,738,420

Total interest cost		58,062,715		37,307,767		33,426,877		28,793,333		23,949,186
Total Fixed Charges		58,062,715		37,307,767		33,426,877		28,793,333		23,949,186

Income Earnings after taxes and duties		(73,904,438)		(13,444,806)		(72,075,981)		(35,507,556)		(25,374,514)

Fixed Charges(1):
Interest cost (net of amounts capitalized)		52,207,129		31,905,290		24,780,508		22,271,352		17,738,420

Total Fixed Charges (net of amounts capitalized)		52,207,129		31,905,290		24,780,508		22,271,352		17,738,420

Earnings after taxes and duties plus fixed charges (net of amounts capitalized)		(21,697,309)		18,460,484		(47,295,473)		(13,236,204)		(7,636,094)

Amount by which fixed charges exceed earnings	Ps.	76,760,024	Ps.	18,847,283	Ps.	80,722,350	Ps.	42,029,537	Ps.	31,585,280

(1)	These figures do not include rental expense.